Exhibit 99.1

CONTACTS:
(Media):	Bill Mintz	(713) 296-7276
	Bob Dye	(713) 296-6662

(Investor):	Tom Chambers	(713) 296-6685
	Rob Rayphole	(713) 296-6160
APACHE COMPLETES EQUITY OFFERINGS; NET PROCEEDS TOTAL $3.48 BILLION
     HOUSTON, July 28, 2010 — Apache Corporation (NYSE, Nasdaq: APA) today announced the completion of the previously announced sale of common stock and depositary shares with net proceeds from the offerings to the company totaling approximately $3.48 billion after underwriting discounts and before expenses.
     The option to purchase additional shares of common stock exercised by the underwriters increased the size of the common stock offering from 23 million shares to 26.45 million shares. The common stock offering was priced at $88 per share. Net proceeds, before expenses, from the common stock offering were approximately $2.26 billion.
     The underwriters also exercised their option to purchase additional depositary shares that increased the size of the depositary share offering from 22 million shares to 25.3 million shares. Net proceeds, before expenses, from the depositary share offering were approximately $1.23 billion. Each depositary share represents a 1/20th interest in a share of the company’s 6.00% Mandatory Convertible Preferred Stock, Series D, with an initial liquidation preference of $1,000 per share (equivalent to $50 liquidation preference per depositary share).
     Goldman, Sachs & Co., BofA Merrill Lynch, Citi and J.P. Morgan were joint book-running managers for the offerings.
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina.
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     This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
     This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production and exploration activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties, including, without limitation, risks, uncertainties and other factors discussed in our most recently filed Annual Report on Form 10-K, on our website and in our other public filings and press releases. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. Other than as required by law, Apache assumes no duty to update these statements as of any future date.